CREDIT AND SECURITY AGREEMENT

between

MEDICAL INFUSION TECHNOLOGIES, INC.
and
MIT AMBULATORY CARE CENTER, LLC

as Borrower

and

NORTHERN HEALTHCARE CAPITAL, LLC

as Lender

Dated as of

April 1, 2007

CREDIT AND SECURITY AGREEMENT

Table of Contents

Page

I. DEFINITIONS 1

1.1 General Terms 1
1.2 Specific Terms 2

II. ADVANCES, PAYMENT AND INTEREST 15

2.1 Advances 15
2.2 The Notes; Maturity 16
2.3 Interest 16
2.4 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate 16
2.5 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox 17
2.6 Promise to Pay; Manner of Payment 19
2.7 Repayment of Excess Advances 19
2.8 Payments by Lender 19
2.9 Grant of Security Interest; Collateral 20
2.10 Collateral Administration 20
2.11 Power of Attorney 22

III. FEES AND OTHER CHARGES 22

3.1 Facility Fee 22
3.2 [Intentionally Omitted] 23
3.3 Collateral Management Fee 23
3.4 Early Termination Fees 23
3.5 [Intentionally Omitted] 23
3.6 Computation of Fees; Lawful Limits 23
3.7 Default Rate of Interest 24
3.8 Acknowledgement of Joint and Several Liability 24

IV. CONDITIONS PRECEDENT 24

4.1 Conditions to Initial Advance and Closing 24
4.2 Conditions to Each Advance 27

V. REPRESENTATIONS AND WARRANTIES 28

5.1 Organization and Authority 28
5.2 Loan Documents 28
5.3 Subsidiaries, Capitalization and Ownership Interests 29
5.4 Properties 29

	5.5	Other Agreements	29
	5.6	Litigation	30
	5.7	Hazardous Materials	30
	5.8	Tax Returns, Governmental Reports	30
	5.9	Financial Statements and Reports	30
	5.10	Compliance with Law	31
	5.11	Intellectual Property	31
	5.12	Licenses and Permits; Labor	31
	5.13	No Default	32
	5.14	Disclosure	32
	5.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	32
	5.16	Agreements with Affiliates	32
	5.17	Insurance	33
	5.18	Names, Location of Offices, Records and Collateral	33
	5.19	Non-Subordination	33
	5.20	Accounts	33
	5.21	Healthcare Law Compliance	34
	5.22	Reliance on Representations; Survival	34
VI.	AFFIRMATIVE COVENANTS		34
	6.1	Financial Statements, Reports and Other Information	35
	6.2	Payment of Obligation	37
	6.3	Conduct of Business and Maintenance of Existence and Assets	37
	6.4	Compliance with Legal and Other Obligations	37
	6.5	Insurance	38
	6.6	True Books	38
	6.7	Inspection; Period Audits	38
	6.8	Further Assurances; Post Closing	39
	6.9	Payment of Indebtedness	39
	6.10	Lien Terminations	39
	6.11	Use of Proceeds	39
	6.12	Collateral Documents; Security Interest in Collateral	39
	6.13	Right of First Refusal	40
	6.14	Taxes and Other Charges	40
	6.15	Payroll Agent	41
	6.16	Brokers and Finders	41
VII.	NEGATIVE COVENANTS		41
	7.1	Financial Covenants	41
	7.2	Permitted Indebtedness	41
	7.3	Permitted Liens	42
	7.4	Investments, New Facilities or Collateral; Subsidiaries	43
	7.5	Dividends; Redemptions	43
	7.6	Transactions with Affiliates	43
	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds	44

	7.8	Asset Sales	44
	7.9	Management	44
	7.10	Truth of Statements	44
	7.11	IRS Form 8821	45
VIII.	EVENTS OF DEFAULT		45
IX.	RIGHTS AND REMEDIES AFTER DEFAULT		48
	9.1	Rights and Remedies	48
	9.2	Application of Proceeds	49
	9.3	Rights of Lender to Appoint Receiver	49
	9.4	Rights and Remedies not Exclusive	50
X.	WAIVERS AND JUDICIAL PROCEEDINGS		50
	10.1	Waivers	50
	10.2	Delay; No Waiver or Defaults	50
	10.3	Jury Waiver	51
	10.4	Cooperation in Discovery and Litigation	51
XI.	EFFECTIVE DATE AND TERMINATION		51
	11.1	Effectiveness and Termination	51
	11.2	Survival	52
XII.	MISCELLANEOUS		52
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	52
	12.2	Successors and Assigns; Participants; New Lenders	53
	12.3	Application of Payments	53
	12.4	Indemnity	53
	12.5	Notice	54
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	55
	12.7	Expenses	55
	12.8	Entire Agreement	56
	12.9	Lender Approvals	56
	12.10	Confidentiality and Publicity	56
	12.11	Release of Lender	56

ANNEX I
Financial Covenants

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the "Agreement") dated as of April 1, 2007, is entered into between MEDICAL INFUSION TECHNOLOGIES, INC., a Georgia corporation and MIT AMBULATORY CARE CENTER, LLC, a Delaware limited liability company doing business as "MIT Ambulatory Care Center" (together, the "Borrower"), and NORTHERN HEALTHCARE CAPITAL, LLC, a New York limited liability company (the "Lender").

WHEREAS, Borrower and Lender entered into a Purchase Agreement in May 2005 (the "Purchase Agreement"), pursuant to which Lender in its capacity as Buyer thereunder has purchased certain of Borrower's Healthcare Receivables and is indebted to Lender for certain amounts as therein provided;

WHEREAS, Borrower has requested that Lender (a) make available to Borrower a revolving credit facility (b) allow Borrower to repurchase the Healthcare Receivables previously purchased by Lender pursuant to the Purchase Agreement and (c) convert its ownership interest in the previously purchased Healthcare Receivables to a lender's security interest therein in exchange for which Borrower would use the proceeds from the funding available hereunder, in part, to repurchase the Healthcare Receivables previously purchase by Lender and to repay such additional amounts as may be owing to Lender pursuant to the Purchase Agreement;

WHEREAS, Lender is willing to make available to Borrower a revolving credit facility (the "Revolving Facility") in a maximum principal amount at any time outstanding of up to Two Million Dollars ($2,000,000) (such amount, together with such increases as may be made pursuant to Section 2.1(c), the "Facility Cap"), subject to the terms and conditions set forth herein including the requirement that the proceeds of the Revolving Facility shall be used by Borrower to repurchase the Healthcare Receivables previously purchased by Lender in its capacity as Buyer under the Purchase Agreement and to provide for its working capital needs;

WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I. DEFINITIONS

1.1 General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed below shall have the meanings set forth. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein, any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or

delivered pursuant to any of the Loan Documents, all accounting terms not defined elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

1.2 Specific Terms

"Account Debtor" shall mean any Person who is obligated under an Account.

"Accounts" shall mean all Healthcare Receivables of Borrower, including, without limitation, all monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, or Chattel Paper) with respect thereto, in each case whether arising out of goods sold or services rendered or from any other transactions and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

"Advance" shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall also be an Advance for purposes of the Agreement.

"Affiliate" shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term "control" (and the correlative terms, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the administrative management or policies (even without the power to direct or cause the direction of the clinical/medical management or policies), whether through ownership of securities or other interests, by contract or otherwise.

"Applicable Rate" shall mean the interest rates applicable from time to time to Advances under the Agreement.

"Availability" shall have the meaning assigned to such term in Section 2.1(a).

"Billing Date" shall mean the date on which Borrower first submits a duly completed and supported claim or bill to a third party payor for payment and collection of a Healthcare Receivable.

"Books and Records" shall mean Borrower's books and records specifically relating to Accounts, including, but not limited to, ledgers, records indicating, summarizing, or evidencing Borrower's Accounts and all computer programs, disc or tape files, printouts,

runs, and other computer prepared information with respect to the foregoing and any software necessary to operate the same.

"Borrowing Base" shall mean, as of any date of determination, the net collectible value of Eligible Receivables, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four (4) Business Days before or after such date, the Borrowing Base shall be determined by Lender in its sole discretion. For purposes hereof, "net collectible value" of Eligible Receivables means the amount that is reasonably expected to be collected with respect to Eligible Receivables from third-party payors within 150 days of the Billing Date taking into account historical collection rates, contractual limitations and other factors that affect the collectability of Eligible Receivables.

"Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

"Capital Expenditures" shall mean, for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such period that are or should be treated as capital expenditures under GAAP.

"Capital Lease" shall mean, as to any Person, a lease or any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.

"Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

"Change of Control" shall mean any of the following: (a) the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which the current owners, directly or indirectly, of a majority of the Borrower's voting stock or voting power cease to be entitled to elect or appoint at least a majority of the Borrower's Board of Directors, or (b) the resignation, termination, replacement, death, disability or any other event the result of which is the failure of the existing senior management of Borrower ceasing to function in their current capacities, unless replacements reasonably acceptable to Lender in its sole discretion are identified and engaged by Borrower prior to such resignation, termination or replacement or within 20 days following any such death or disability, or (c) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Borrower's assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect subsidiary of the Borrower.

"Charter Documents" shall mean (i) a copy of the certificate of incorporation or formation (or other charter document) and a copy of the bylaws or similar organizational documents of Borrower certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of the Borrower, and (ii) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, certified by an authorized officer of Borrower as of the Closing Date.

"Closing" shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

"Closing Date" shall mean the date the Closing occurs.

"Collateral" shall mean, collectively and each individually, all collateral and/or security granted to Lender by Borrower and/or Guarantors pursuant to the Loan Documents.

"Collateral Management Fee" shall have the meaning assigned to the term in Section 3.3.

"Concentration Account" shall have the meaning assigned to the term in Section 2.5.

"Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

"Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

"Default Rate" shall have the meaning assigned to the term in Section 3.7.

"Deposit Account" shall mean, collectively, the Lockbox Accounts.

"Distribution" shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

"Eligible Billed Receivables" shall mean each Healthcare Receivable (other than Eligible Unbilled Receivables) arising in the ordinary course of Borrower's business, which Lender, in its sole discretion, deems an Eligible Billed Receivable unless:

a. it is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien (other than Permitted Liens);

b. it is not evidenced by an invoice, statement, electronic submission or other documentary evidence satisfactory to Lender; provided, that Lender in its sole discretion may from time to time include Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender as Eligible Billed Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts.

c. it or any portion thereof (in which case only such portion shall not be an Eligible Receivable) is payable by a beneficiary, recipient or subscriber individually and not directly by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier acceptable to Lender;

d. it arises out of services rendered or a sale made to, or out of any other transactions between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;

e. it remains unpaid for longer than 150 calendar days after the Billing Date of such Healthcare Receivable;

f. with respect to all Healthcare Receivables owned by any particular Account Debtor and/or its Affiliates (except Medicaid/Medicare Account Debtor), if more than fifty percent (50%) of the aggregate balance of all such Healthcare Receivables owing from such Account Debtor and/or its Affiliates remain unpaid for longer than 150 calendar days after the Billing Date;

g. with respect to all Healthcare Receivables owed by any particular Account Debtor and/or its Affiliates, twenty five percent (25%) or more of all such Healthcare Receivables are not deemed Eligible Receivables for any reason hereunder (which percentage may in Lender's sole discretion, be increased or decreased);

h. with respect to all Healthcare Receivables owed by any particular Account Debtors and/or its Affiliates (except Medicaid/Medicare Account Debtors), if such Healthcare Receivables exceed thirty percent (30%) of the net collectible dollar value of all Eligible Billed Receivables at any one time (including Healthcare Receivables from Medicaid/Medicare Account Debtors) (which percentage may, in Lender's sole discretion, be increased or decreased);

i. any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Healthcare Receivables has been breached and remains uncured;

j. the Account Debtor for such Healthcare Receivables has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its

creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

k. it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;

l. it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

m. the applicable Account Debtor for such Healthcare Receivables is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise all applicable statutes or regulations respecting the assignment of government Accounts have been complied with (for example, with respect to all Accounts payable directly by Medicaid/Medicare Account Debtors);

n. to the extent that it is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

o. there is any agreement with an Account Debtor for any deduction from such Healthcare Receivables, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice relate thereto, such that only the discounted amount of such Healthcare Receivables after giving effect to such discounts and allowances shall be considered an Eligible Billed Receivable;

p. any return, rejection or repossession of goods or services related to it has occurred;

q. it is not payable to Borrower;

r. Borrower has agreed to accept or has accepted any non-cash payment for such Account;

s. with respect to any Healthcare Receivables arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

t. with respect to any Healthcare Receivables arising from the performance of Services, the Services have not been actually performed or the Services were undertaken in violation of any law; or

u. such Healthcare Receivables fails to meet such other specifications and requirements other than as set forth above, which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender's sole discretion.

"Eligible Receivables" shall mean Eligible Billed Receivable and Eligible Unbilled Receivables.

"Eligible Unbilled Receivables" shall mean each Healthcare Receivable meeting the criteria of Eligible Billed Receivable and otherwise acceptable to Lender in Lender's sole discretion, except:

a. clause (b) shall not apply;

b. clause (e) shall be restated as follows: "remains unbilled for longer than the fifteenth (15th) day of the month following the month in which the services were rendered, unless Borrower notifies Lender that there exists special circumstances with respect to such Account which necessitate a longer period, in which case such Healthcare Receivables shall be ineligible to the extent it remains unbilled for longer than the thirtieth (30th) day of the month following the month in which the services were rendered;"

c. clause (f) shall be restated as follows: "with respect to all Healthcare Receivables owed by any particular Account Debtor and/or its Affiliates if more than 15% of the aggregate balance of all such Healthcare Receivables owing from such Account Debtor or its Affiliates remains unbilled for longer than the fifteenth (15th) day of the month following the month in which the services were rendered, unless Borrower notifies Lender that there exists special circumstances with respect to such Healthcare Receivables which necessitate a longer period, in which case such Healthcare Receivables shall be ineligible to the extent they remain unbilled for longer than the thirtieth (30th) day of the month following the month in which the services were rendered; and

d. the eligible unbilled portion of any such Healthcare Receivables shall include, with respect to each Government Contract, revenue earned on each day prior to issuance of any invoice in an amount equal to the amount of revenue under such Government Contract in the month most recently closed on Borrower's accounting system or, in the case of a Government Contract that is in the first month of its term, the estimated amount of revenue for such month, in each case divided by 30, provided that, Lender in its Permitted Discretion may from time to time determine the liquidity factors and reserves applicable to Advances made on any such Healthcare Receivables.

"Environmental Laws" shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water

Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"Event of Default" shall mean the occurrence of any event set forth in Article VIII.

"Facility Cap" shall have the meaning set forth in the recitals to this Agreement.

"Facility Fee" shall have the meaning set forth in Section 3.1.

"Fair Valuation" shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a ongoing concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

"Government Account" shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

"Government Contract" shall be defined to mean all contracts with the United States government or with any agency thereof, and all amendments thereto.

"Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentally or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

"Government Receivable" means any Healthcare Receivable which is the obligation of the United States of America, or any State or Territory of the United States of America, and the District of Columbia, or any of their respective agencies, whether under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE (formerly known as CHAMPUS) and CHAMPVA and whether or not the Healthcare Receivable is the primary obligation of such government or agency.

"Guarantor" shall mean William C. Parker, the President of the Borrower, and any other guarantor of the Obligations or any part thereof.

"Guaranty" shall mean, collectively and each individually, all guarantees executed by any Guarantor.

"Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

"Healthcare Laws" shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute").

"Healthcare Receivables" shall mean all (i) accounts, healthcare receivables and payment intangibles, each as defined in the Uniform Commercial Code, and (ii) any and all other accounts receivable or other rights of payment or reimbursement, whenever due, that arose out of, or will arise out of, the rendering whether before or after the date of this Agreement of healthcare services of any kind whatsoever, including without limitation, the services of licensed physicians, nurses or other licensed or unlicensed healthcare personnel, the provision of room, board and daily living assistance at licensed healthcare facilities, home care services, transportation to or from healthcare facilities, or the sale, assignment, lease or license whether before or after the date of this Agreement of healthcare related equipment, prosthetics, pharmaceuticals or other goods, and including, without limitation, all of Borrower's rights of payment or reimbursement with respect to such healthcare services or goods from any insurer, federal or state government agency or other third party; whether billed on a fee for service, monthly per patient capitation charge or any other basis, whether or not the accounts, healthcare insurance receivables, payment intangibles, or rights of payment or reimbursement have been invoiced or billed, written off, partially paid, currently assigned to collection agencies or other third party service vendors.

"Indebtedness" of any Person shall mean, without duplication, (a) indebtedness for borrowed money and Capitalized Lease Obligations, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or

in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

"Indemnified Persons" shall have the meaning assigned to the term in Section 12.4.

"Initial Advance" shall have the meaning assigned to the term in Section 4.1.

"Insurer" shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person or Services, or that has an agreement with any Borrower to compensate it for providing Services to such Person.

"Landlord Waiver and Consent" shall mean a waiver/consent in form and substance reasonable satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

"Liability Event" shall mean any event, fact, condition or circumstance or series thereof (i) in or for which any Borrower becomes liable or otherwise responsible for any amount owed or owing to any Medicaid or Medicare program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority after the failure of any such provider to pay any such amount when owed or owing, (ii) in which Medicaid or Medicare payments to any Borrower are lawfully set-off against payments to such or any other Borrower to satisfy any liability of or for any amounts owed or owing to any Medicaid or Medicare program by a provider, under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority, or (iii) any of the foregoing under clauses (i) or (ii) in each case pursuant to statutory or regulatory provisions that are similar to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority referenced in clauses (i) and (ii) above or successor provisions thereto. Notwithstanding the foregoing, a "Liability Event" shall not exist unless it would reasonably be expected to have a Material Adverse Effect.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

"Loan" or **"Loans"** shall mean, individually and collectively, all Advances under the Revolving Facility.

"Loan Documents" shall mean, collectively and each individually, this Agreement, the Revolving Notes, the Security Documents, the Guaranties and any documents evidencing a security interest in assets as collateral for the Guaranties, the Lockbox Agreements, the

Uniform Commercial Code Financing Statements, the Subordination Agreements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time; all of which shall be in form and substance acceptable to Lender in its sole discretion.

"Lockbox Accounts" shall mean the accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on their Accounts and Collateral are paid.

"Lockbox Agreement" shall have the meaning assigned to the term in Section 2.5.

"Lockbox Bank" shall have the meaning assigned to the term in Section 2.5.

"Management Agreement" shall mean any agreement between the Borrower and an Affiliate of the Borrower pursuant to which such Affiliate is compensated for providing any management services of any nature to Borrower.

"Material Adverse Effect" or **"Material Adverse Change"** shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has been or is material and adverse to the value of any of the Collateral or to the business, operations, properties, assets, liabilities or condition of Borrower and Guarantors, taken as a whole, or (ii) did or does materially impair the ability of any Borrower or Guarantor to pay the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

"Maturity Date" shall have the meaning assigned to such term in Section 2.2(b).

"Medicaid/Medicare Account Debtor" shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE and CHAMPVA, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other state healthcare program, or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

"Minimum Termination Fee" shall mean (for the time period indicated) the amount equal to (i) four percent (4%) of the Facility Cap if a Revolving Facility Termination of the type described in any of clauses (i) or (ii) of the definition of "Revolving Facility Termination" occurs on or before April 1, 2008, (ii) three percent (3%) of the Facility Cap if a Revolving Facility Termination of the type described in clauses (i) or (ii) of the definition of "Revolving Facility Termination" occurs after April 1, 2008 but before April 1, 2009, (iii) two percent (2%) of the Facility Cap if a Revolving Facility Termination of the type described any of clauses (i) or (ii) of the definition of "Revolving Facility Termination" occurs on or after April 1, 2009, and (iv) four percent (4%) of the Facility Cap if a Revolving Facility Termination of the type described in clauses (iii) through (vi) of the definition of "Revolving Facility Termination" occurs at any time.

"Notes" shall mean the Revolving Note as the same may be modified, amended or supplemented from time to time.

"Obligations" shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

"Payment Office" shall mean initially the address set forth beneath Lender's name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

"Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

"Permitted Discretion" shall mean a determination or judgment made by Lender in good faith in the exercise of its business judgment.

"Permitted Indebtedness" shall have the meaning assigned to the term in Section 7.2.

"Permitted Liens" shall have the meaning assigned in Section 7.3.

"Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

"Prime Rate" shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by JPMorgan Chase Bank, N.A. as its base rate, but in no event shall the Prime Rate be lower than such rate as in effect as of the Closing Date; provided, that such rate is not necessarily the best rate offered to its customers, and, should Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Lender; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

"Receipt" shall have the meaning assigned in Section 12.5.

"Related Property" shall mean, with respect to each Account, the following: (i) all records of any nature evidencing or related to the Account, including contracts, invoices, charges slips, credit memoranda, notes and other instruments and other documents,

books, records and other information (including, without limitation, computer data) (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the contract related to such Account or otherwise, including all rights of stoppage in transit, replevin, reclamation, supporting obligations and letter of credit rights (as such terms are defined in the Uniform Commercial Code), and all claims of lien filed or held by the Borrower on personal property; (iii) all rights to any goods whose sale gave rise to such Account, including returned or repossessed goods; (iv) all instruments, documents, chattel paper and general intangibles (each as defined in the Uniform Commercial Code) arising from, related to or evidencing such Account; (v) all UCC financing statements covering any collateral securing payment of such Account; (vi) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the contract related to such Account or otherwise; and (vii) all proceeds and amounts received or receivable arising from any of the foregoing.

"Revolving Facility Termination" shall mean any of the following:

(i) Borrower terminates the Revolving Facility under Section 11.1 hereof,

(ii) any other voluntary or involuntary prepayment of the Revolving Facility and/or Obligations relating to the Revolving Facility by Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender's exercising its right of set-off or otherwise,

(iii) Lender demands or Borrower is otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default,

(iv) there shall occur any of the following events to the extent that either (a) any such event results in the payments in full of the Obligations (other than indemnity obligations with respect to which no claim has been made) and Lender is not the primary Lender of Borrower or any successor entity resulting therefrom or (b) Lender opts not to continue as Lender under this Agreement as a result of such event:

(x) a Change of Control,

(y) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of greater than 50% of the value of Borrower's assets taken as a whole as reflected in Borrower's most recent financial statements delivered to Lender in accordance with this Agreement, or

(z) any "change in/of control" or "sale" or "disposition" or similar event as defined in any document governing indebtedness of Borrower which

gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof,

(v) Lender accelerates the Revolving Note or makes any demand on the Revolving Note, or

(vi) any payment reduction or reduction of the outstanding balance of the Revolving Note and/or the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law.

"Revolving Note" shall mean, collectively and each individually, the promissory note(s) payable to the order of Lender executed by Borrower evidencing the Revolving Facility, as the same may be modified, amended or supplemented from time to time.

"Security Documents" shall mean the Revolving Note, this Agreement, the Guaranty, the Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfected the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

"Services" shall mean medical and healthcare services provided by any Person, including, but not limited to, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home healthcare services, residential and out-patient behavioral healthcare services and any other medical and healthcare services which are covered by a policy of insurance issued by an Insurer or by Medicare, Medicaid or any other federal healthcare program, including, without limitation, TRICARE (formerly known as CHAMPUS) and CHAMPVA.

"Subordination Agreement" shall mean, collectively and each individually, any subordination agreements to which Lender and other service providers or creditors of the Borrower are a party.

"Subsidiary" shall mean (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person's Subsidiaries.

"Term" shall mean the period commencing on the date set forth on the first page hereof and ending on April 1, 2010].

"Termination Date" shall have the meaning assigned to the term in Section 11.1.

"UCC" shall mean the Uniform Commercial Code.

II. ADVANCES, PAYMENT AND INTEREST

2.1 Advances

(a) Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Facility Cap, and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of eighty five percent (85%) of the Borrowing Base minus (i) amounts then outstanding under the Revolving Facility, and (ii) amounts reserved pursuant to this Agreement, if applicable (such calculated amount being referred to herein as the "Availability"). Advances under the Revolving Facility automatically shall be made for the payment of interest on the Revolving Note and other Obligations on the date when due to the extent available and as provided for herein.

(b) Lender has established the above-referenced advance rate for Availability and, in its Permitted Discretion, may further adjust the Availability and such advance rate by applying percentages (known as "liquidity factors") to Eligible Receivables by payor class based upon Borrower's actual recent collection history for each such payor class (i.e., Medicare, Medicaid, commercial insurance, etc.), reduced, to the extent necessary, to reflect the entitled reimbursement pursuant to any contract or other arrangement between the Borrower and the applicable Account Debtor(s), in a manner consistent with the Lender's underwriting practices and procedures, including without limitation Lender's review and analysis of, among other things, Borrower's historical returns, rebates, discounts, credits and allowances (collectively, the "Dilution Items"). Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender's underwriting practices and procedures in the Permitted Discretion based upon Lender's due diligence and audits. Also, Lender shall have the right to establish and readjust from time to time, in its Permitted Discretion, reserves (without duplication of other reserves) against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

(c) The Facility Cap may be, with the approval of the Lender, increased in increments of $400,000 at such time as the outstanding principal balance on the Revolving Note equals or exceeds 85% of the then-existing Facility Cap. In the

event that the Facility Cap is increased with the consent of Lender, Borrower shall pay to Lender a Facility Fee in an amount equal to two percent (2%) of the amount by which the Facility Cap is increased.

2.2 The Notes; Maturity

(a) All Advances under the Revolving Facility shall be evidenced by the Revolving Note, payable to the order of Lender, duly executed and delivered by Borrower and dated as of the date hereof, evidencing the aggregate indebtedness of Borrower to Lender resulting from Advances under the Revolving Facility, from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Revolving Note. Lender may account to Borrower from time to time with a statement of Advances under the Revolving Facility and charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within 30 calendar days of Receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(b) All amounts outstanding under the Revolving Note and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender's demand upon an Event of Default, and (ii) the last day of the Term (such earlier date being the "Maturity Date").

2.3 Interest

Interest under the Revolving Note shall be payable monthly in arrears on the first day of each calendar month, commencing May 1, 2007, at an amount equal to the Prime Rate plus five percent (5.0%) per annum on the Borrowing Base, calculated on the basis of a 360-day year and adjusted for the actual number of calendar days elapsed in each interest calculation period. Interest shall continue until the later of the expiration of the Term, the irrevocable payment in full in cash of the Obligations and termination of this Agreement. Any accrued but unpaid interest shall be added to the principal amount outstanding under the Revolving Note on the first Business Day of each month.

2.4 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least two but not more than four Business Days before the proposed borrowing date of such requested Advance (the "Borrowing Date"), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender in its Permitted Discretion, which shall (i)

specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2, and (iv) specify the amount of any Medicare or Medicaid recoupments and/or recoupments of any third-party payor being sought, requested or claimed, or, to Borrower's knowledge, threatened against Borrower or Borrower's Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower's accounts receivable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower's account(s) as set forth on Schedule 2.4, in all cases for credit by the recipient of such proceeds to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (New York City time); provided, however, if any amounts are then due to Lender on account of any fees or expense reimbursements due under the Loan Documents at the time such Advance is requested, Lender is authorized (but not required) to reduce the proceeds to Borrower with respect to such Advance by the amount of such fees or expense reimbursements and to retain such amounts as payment of such fees or expense reimbursements. It is understood and agreed that Lender shall have no responsibility for the application of proceeds disbursed pursuant to Schedule 2.4 and such proceeds so disbursed shall be deemed to have been disbursed to the Borrower entitled thereto. Lender shall charge a processing fee of $150.00 for the first Advance each calendar week and $450.00 for each subsequent Advance during such calendar week.

2.5 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Prior to the consummation of the transactions contemplated by this Agreement, the Borrower shall establish and maintain at the Borrower's expense (A) an account (the "Governmental Lockbox Account") with a depository institution satisfactory to the Lender into which all collections in respect of Governmental Receivables shall be deposited and (B) an account (the "Commercial Lockbox Account") with a depository institution satisfactory to the Lender into which all Collections in respect of all other Accounts and Collateral shall be deposited, pursuant to one or more agreements acceptable to Lender in its sole discretion (collectively, the "Lockbox Agreement"). (The Governmental Lockbox Account and the Commercial Lockbox Account are referred to collectively in this Agreement as the "Lockbox Account" and the depository institution(s) in which the Lockbox Account is maintained are referred to as the "Lockbox Bank".) The Borrower hereby agrees to direct each payor of an Account to remit all payments with respect to such Account for deposit in the Commercial Lockbox Account (other than Medicaid/Medicare Account Debtors which shall be directed to remit all payments with respect to such Receivables for deposit in the Governmental Lockbox Account) by (A) delivering to each such payor a notice containing such instructions and (B) identifying the Commercial Lockbox Account as the "pay to" address on all bills sent to payors of all Accounts other than Governmental Receivables. The Borrower further agrees not to change such directive to payors without the prior written consent of the Lender. The Borrower

agrees not to terminate the Commercial Lockbox Account. The Borrower agrees not to terminate the Governmental Lockbox Account without first providing the Lender with written notice at least 30 days prior to the effective date of such termination. The Lockbox Agreement shall provide that the Lockbox Bank immediately will transfer all funds paid into the Lockbox Accounts into a depository account or accounts owned and maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to the Lockbox Bank from time to time (the "Concentration Account"). Such instructions with respect to the Commercial Lockbox Account shall be irrevocable. Such instructions with respect to the Governmental Lockbox Account shall be irrevocable except on 30 days prior written notice to Lender and the Borrower hereby agrees not to change or direct the custodian thereof to modify such sweep order nor to provide any other or additional instructions to the custodian thereof. In the event the Borrower terminates the Governmental Lockbox Account, changes the sweep order with respect to the Governmental Lockbox Account or the payors receive any instruction whatsoever from or on behalf of the Borrower indicating that Collections with respect to the Accounts should be sent to any location other than the respective Lockbox Account, the Borrower hereby acknowledges and agrees that such actions would be an express violation of this Agreement, would cause irreparable harm to the Lender for which there would be no adequate remedy at law, and agrees and consents to entry of an order by a court of competent jurisdiction granting the Lender specific performance of the terms and provisions of this Agreement as to the Borrower.

To the extent that any Accounts collections of Borrower or any other cash payments received by Borrower are not sent directly to the appropriate Lockbox Account but are received by Borrower or any of its Affiliates, such collections and proceeds shall be held in trust for the benefit of the Lender and immediately remitted (and in any event within one (1) Business Day), in the form received (or, with respect to cash, by check or wire transfer), to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder under any other Loan Document, under applicable law or equity, upon each and every failure by any Borrower or any of the Affiliates to comply with any such terms or any other terms of this Agreement, Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by five percent (5.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations shall be applied each Friday (unless Friday is not a Business Day, in which event such application shall occur on the next Business Day) to reduce the Obligations hereunder in the following order of priority: (i) payment of any fees and expense reimbursements due to Lender under the Loan Documents, (ii) any other Obligations of Borrower not included in items (iii) and (iv) below, (iii) to any interest then due and owing, and (iv) to the principal amount outstanding under the Revolving Note. If as the result of collections of Accounts and/or any other cash payments received by Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrower and its Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral

to the account(s) and in the manner specified by Lender in its Permitted Discretion so long as any amounts are outstanding under the Revolving Facility.

2.6 Promise to Pay; Manner of Payment

Borrower promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupments, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or deduction for counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 4:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7 Repayment of Excess Advances

Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately (or, if such overadvance was created as a result of Lender's adjustment of the advance rates for Availability or eligibility criteria, then within five (5) Business Days, unless such adjustment by Lender was the result of any misrepresentation or fraud of the Borrower, in which as there shall be no grace period and any such overadvance shall be immediately due and payable) due and payable by Borrower upon demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6.

2.8 Payments by Lender

Should any amount required to be paid under any Loan Document remain unpaid after it is due and payable and after the expiration of any cure period, if applicable, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursements of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower's or any Guarantor's failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower's account as an Advance under the Revolving Facility and added to the Obligations.

2.9 Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, the Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the "Collateral"):

(a) all of the Borrower's present and future accounts, including all Healthcare Receivables, all Related Property of the Healthcare Receivables and all Instruments, Contracts and Chattel Paper relating to or arising out of any of the foregoing;

(b) all Deposit Accounts;

(c) all Books and Records, whether now owned or hereafter acquired;

(d) all other personal property and fixtures of Borrower, including all inventory, equipment, general intangibles (including, without limitation, payment intangibles and software), chattel paper, supporting obligations, investment property, instruments, securities, contract rights, stock in direct and indirect subsidiaries, machinery, deposit accounts, letter-of-credit rights, intellectual property, copyrights, trademarks, patents, and tradestyles; and

(e) any and all additions to any of the foregoing, and any and all replacements and proceeds (including insurance proceeds) of any of the foregoing.

(b) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

2.10 Collateral Administration

(a) All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without concurrent written notice to Lender, be moved therefrom and in any case shall not be moved outside the continental United States.

(b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic basis as Lender may request. After the occurrence and during the continuance of an Event of Default, and upon Lender's request, Borrower shall

execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower's written request.

(c) Any of Lender's officers, employees, representatives or agents shall have the right, at any time during normal business hours upon reasonable prior notice to Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification.

(d) Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrower other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys' fees, to Borrower, and (ii) Medicaid/Medicare Account Debtors that Borrower has waived any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to any Account or Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.

(e) As and when determined by Lender in its Permitted Discretion, Lender shall have the right to perform the searches described in clauses (i) and (ii) below against Borrower and Guarantors (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), on a quarterly basis at Borrower's reasonable expense, unless an Event of Default has occurred and is continuing in which case such searches shall be conducted as often as Lender deems appropriate, at Borrower's expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower and/or any Guarantors maintains their respective executive offices, a place of business or assets or in which they are organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

(f) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall provide prompt written notice to each Account Debtor that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such

Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions of the Loan Documents. At Lender's request, Borrower shall immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

2.11 Power of Attorney

Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuance of an Event of Default, endorse the name of the Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on its Accounts; (ii) upon the occurrence and during the continuance of Event of Default, execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that it is [or they are] obligated to give Lender under any of the Loan Documents; (iii) upon the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral, (iv) to perfect Lender's security interest or lien in any Collateral, and (v) sign IRS Forms W-9 on behalf of Borrower reflecting Borrower's address as the address of the Lockboxes established pursuant to Section 2.5 and deliver such Forms to third party payors on the Borrower's Accounts. In addition, if either Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Borrower pursuant to this paragraph, may by the signature or other act of any of Lender's officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

III. FEES AND OTHER CHARGES

3.1 Facility Fee

On or before the Closing Date, Borrower shall pay to Lender two percent (2.0%) of the Facility Cap as a nonrefundable fee. Said fee shall be payable in twelve equal installments commencing on the Closing Date and continuing on the first day of the each of the next eleven months thereafter. On each anniversary of the Closing Date, Borrower shall pay to Lender an additional nonrefundable fee equal to one percent (1.0%) of the then-current Facility Cap. The fees payable pursuant to this Section 3.1 and the fee payable pursuant to the last sentence of Section 2.1(c) are herein collectively referred to as the "Facility Fee".

3.2 [Intentionally Omitted]

3.3 Collateral Management Fee

Borrower shall pay Lender as additional interest a monthly collateral management fee (the "Collateral Management Fee") for monitoring and servicing the Revolving Facility, equal to 0.050%) per week of the Facility Cap. The Collateral Management Fee shall be payable monthly in arrears as set forth in Section 2.5 but in no event later than the first day of each successive calendar month (starting with May 1, 2007).

3.4 Early Termination Fees

Upon a Revolving Facility Termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations (other than indemnity obligations with respect to which no claim has been made) relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Documents), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Minimum Termination Fee. Notwithstanding any other provision thereof, no Minimum Termination Fee as described above shall be due and payable if (i) Borrower refinances the Obligations with Lender (which, for purposes hereof, shall include Northern Healthcare Capital, LLC and any of its parents, subsidiaries or Affiliates), (ii) this Agreement terminates in accordance with its terms at the end of its Term, or (iii) Borrower terminates this Agreement within 10 days after a default by Lender hereunder, which default by Lender remains uncured as of the date of such termination.

3.5 [Intentionally Omitted]

3.6 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.7 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 5.0% per annum (the "Default Rate").

3.8 Acknowledgement of Joint and Several Liability

Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of the Collateral even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and be binding upon each Borrower.

IV. CONDITIONS PRECEDENT

4.1 Conditions to Initial Advance and Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the "Initial Advance") are subject to the satisfaction, in the sole judgment of Lender, of the following no later than April 1, 2007, or such later date to which Lender may agree in its sole discretion:

(a) (i) Borrower shall have delivered to Lender (A) the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and any other parties thereto, and (B) a Borrowing Certificate in the form of Exhibit A for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower, and (ii) each Guarantor, if any, shall have delivered to Lender the Loan Documents to which such Guarantor is a party, each duly executed and delivered by such Guarantor or an authorized officer of such Guarantor, as applicable, and the other parties thereto;

(b) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to each Borrower and Guarantor in each jurisdiction determined by Lender in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens that will be terminated within 5 Business Days after the Closing Date) and (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Documents or under law or requested by Lender to be filed, registered or recorded

to create in favor of Lender, a perfected first priority security interest upon the Collateral, including, without limitation, deposit account control agreements with respect to all of Borrower's deposit accounts;

(c) Lender shall have received (i) the Charter Documents, all in form and substance reasonably acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance reasonably acceptable to Lender, and (iii) the written legal opinion of counsel for Borrower and Guarantors, in form and substance satisfactory to Lender and its counsel, addressing the organization of the Borrower and any entities who are Guarantors, the due authorization and execution of the Loan Documents, the absence of conflicts between the Loan Documents and the organizational documents of the Borrower and any entities that are Guarantors, and the legal, valid and binding effect of the Loan Documents;

(d) Lender shall have received a certificate of the chief financial officer acting in his or her capacity as such and not individually (or, in the absence of a chief financial officer, the chief executive officer acting in such capacity) of each Borrower and Guarantor, in form and substance satisfactory to Lender (each, a "Solvency Certificate"), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Person's financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Persons;

(e) Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and Guarantor, and each such Person shall have demonstrated to Lender's satisfaction that (i) its operations comply, in all material respects, with all applicable federal, state, foreign and local laws, statutes and regulations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could reasonably be expected to result in any Material Adverse Effect, and (iii) it has no liability (whether contingent or otherwise) that would reasonably be expected to have a Material Adverse Effect;

(f) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(g) Borrower shall be in compliance with Section 6.5, and Lender shall have received (i) copies of all such insurance policies, and (ii) a copy of the declarations page for such insurance policies confirming that the Lender has been named as sole beneficiary, loss payee or additional insured, as appropriate;

(h) All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lender;

(i) Lender shall have received, in form and substance satisfactory to Lender, (i) evidence of the repayment in full and termination of any existing indebtedness and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto or, in the sole discretion of Lender, such existing indebtedness is (A) expressly subordinated to the Obligations of Borrower hereunder, (B) unsecured, (C) matures subsequent to the Maturity Date, (D) does not require any payment other than interest during the Term, and (E) will receive no payments following an Event of Default under this Agreement, and (ii) release and termination of any and all Liens, security interest and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(j) All payments required under any Management Agreement shall be subordinated to the Obligations of Borrower hereunder;

(k) (i) No default shall exist pursuant to any of Borrower's obligations under any material contract and Borrower shall be in compliance with all applicable laws in all material respects, in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect and (ii) Borrower has no accounts payable or taxes payable that have been outstanding for more than 90 days, or to the extent that such accounts payable or taxes payable exist, Borrower shall provide to Lender written evidence (satisfactory to Lender in its sole discretion) from such account creditors and/or taxing authorities of payment plans with respect thereto;

(l) Lender shall have completed its legal due diligence examinations of Borrower, the results of which shall be satisfactory in form and substance to Lender, as evidenced by Lender's execution of the Loan Documents;

(m) Borrower shall have established Lockbox Accounts and Lender shall have received Lockbox Agreements, all in accordance with Section 2.5 and the Commercial Lockbox Account shall have been assigned to Lender as security;

(n) Lender shall have completed a background check of the principals of Borrower and all Guarantors and the results of such background checks are satisfactory to Lender in its sole discretion;

(o) Borrower shall have provided evidence satisfactory to Lender of Borrower's compliance with the requirements of Section 6.15;

(p) Since December 31, 2006, no event has occurred which has had or would reasonably be expected to have a Material Adverse Effect;

(q) Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service; and

(r) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2 Conditions to Each Advance

The obligations of Lender to make any Advance (including, without limitation, the Initial Advance) are subject to the satisfaction, in the sole judgment of Lender in the exercise of its Permitted Discretion, of the following additional conditions precedent:

(a) Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its Permitted Discretion;

(b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate in all material respects on and as of the date the advance is requested as if made on and as of such date, before and after giving effect such advance; and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(c) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability and the Facility Cap;

(d) Lender shall have received on or prior to the date of the requested Advance all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents;

(e) there shall not have occurred any Material Adverse Effect; and

(f) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

V. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1 Organization and Authority

Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be expected to have a Material Adverse Effect, and (iii) has requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an "investment company."

5.2 Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower or any of their respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Borrower. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3 Subsidiaries, Capitalization and Ownership Interests

As of the date of this Agreement, Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3, each of which are either other Borrowers or Guarantors of the Obligations herein. Schedule 5.3 also states the authorized and issued capitalization of Borrower and each subsidiary, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The ownership or partnership interests of each Borrower that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all of the equity securities and/or ownership, voting or membership interests it is listed as owning free and clear of any Liens other than Liens created by the Security Documents. Except as listed on Schedule 5.3, Borrower does not own an interest or participates or engages in any joint venture, partnership or similar arrangements with any Persons.

5.4 Properties

Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrower and all leases (including leases of leased real property) covering or with respect to such properties. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

5.5 Other Agreements

Except as set forth on Schedule 5.5, Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both; would constitute or result in a conflict, breach, Default or Event of Default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or Management Fee to a third party (other than Affiliates) with respect to, the ownership,

operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.

5.6 Litigation

Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against Borrower that (i) could reasonably be expected to prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby or (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect. Except as set forth on Schedule 5.6, Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation initiated by Borrower currently pending. Except as set forth in Schedule 5.15, Borrower has not any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.

5.7 Hazardous Materials

Except as would not reasonably be expected to have a Material Adverse Effect, Borrower is in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8 Tax Returns, Governmental Reports

Borrower (i) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (ii) has paid all material taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith and that are described on Schedule 5.8.

5.9 Financial Statements and Reports

All financial statements relating to Borrower that have been or may hereafter be delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or Liability Event or, to Borrower's knowledge, any other event or condition that would reasonably be expected to have a Material Adverse Effect or Liability Event.

5.10 Compliance with Law

Borrower (i) is in substantial compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower's business, assets or operations, including, without limitation, ERISA and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no such funding requirements have been postponed or delayed, (c) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 26153 has not been waived. Borrower has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of Borrower, there are no presently existing circumstances which likely would result in material violations of the Healthcare Laws. There is no Liability Event.

5.11 Intellectual Property

Except as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, registered trademarks, registered trademark applications, registered service marks, registered copyrights, copyright applications, material trade names, proprietary software or licenses of intellectual property (excluding commercially available off-the-shelf software) (collectively, the "Intellectual Property").

5.12 Licenses and Permits; Labor

Borrower is in substantial compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All of the foregoing is in full force and effect and not in known conflict with the rights of others except where the failure to be in compliance would not reasonably be expected to

have a Material Adverse Effect. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, Default or Event of Default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (ii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be expected to have a Material Adverse Effect.

5.13 No Default

There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default under any material contract or agreement.

5.14 Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, when taken as a whole contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading in light of current circumstances.

5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as permitted by the Loan Documents or as otherwise set forth in Schedule 5.15, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with any items listed on Schedule 5.15 and the items permitted by the Loan Documents and there has occurred no breach, Default or Event of Default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, Default or Event of Default thereunder.

5.16 Agreements with Affiliates

Except as set forth on Schedule 5.16, there are no existing or proposed material agreements, arrangements, understandings or transactions between Borrower and any of Borrower's officers, members, managers, directors stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families.

5.17 Insurance

Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as in force on the date of this Agreement are listed and described on Schedule 5.17.

5.18 Names, Location of Offices, Records and Collateral

During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States.

5.19 Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20 Accounts

In determining which accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrower (i) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale and delivery of goods or rendering of Services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of Services, a copy of which has been furnished or is available to Lender, (iv) if included on a Borrowing Certificate, together with Lender's security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, (v) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or materially reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) such Account Debtor is solvent, (vii) subject to subsection (x) below, there are no proceedings or actions which are threatened or pending against any Account Debtors thereunder which might result in any Material Adverse Change in such Account Debtor's financial condition or the collectability

thereof, (viii) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in substantial compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtors, is properly payable directly to Borrower, (ix) Borrower has obtained and currently has all Permits necessary in the generation thereof except for any failure to obtain a Permit which would not reasonably be expected to have a Material Adverse Effect, and (x) Borrower has disclosed to Lender on each Borrowing Certificate the amount of all Accounts of Borrower for which Medicare is the Account Debtor and for which payment has been denied and subsequently appealed pursuant to the procedure described in the definition of Eligible Receivables hereof, and Borrower is pursuing all available appeals in respects of such Accounts.

5.21 Healthcare Law Compliance

Without limiting or being limited by any other provision of any Loan Document, Borrower has timely filed or caused to be filed all material cost and other reports of every kind required by law, agreement or otherwise, if any, for Borrower's activities. Subject to subsection (x) of Section 5.20, there are no material claims, actions or appeals pending before any commission, board or agency or other Governmental Authority, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Center for Medicare and Medicaid Services, with respect to any material state or federal Medicare or Medicaid cost reports or material claims filed by Borrower, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such cost reports. No validation review or program integrity review related to Borrower or the consummation of the transactions contemplated herein or to the Collateral have been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare or Medicaid programs, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby.

5.22 Reliance on Representations; Survival

Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility No investigation or inquiry made by or on behalf of Lender nor knowledge by Lender which is in any fashion inconsistent with the representations and warranties contained herein, shall in any way (i) affect or lessen the representations and warranties made and entered into by the Borrower hereunder, or (ii) reduce or in any way affect Lender's rights with respect to a breach of such representations and warranties.

VI. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

6.1 Financial Statements, Reports and Other Information

(a) Financial Reports. Borrower shall furnish to Lender (i) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Borrower, annual consolidated and consolidating financial statements of Borrower, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners' equity for such completed fiscal year, compiled by an accounting firm acceptable to Lender, and, if Borrower's annual revenues exceed $20,000,000, such financial statements shall be audited and certified without qualification by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available, and (ii) within thirty (30) calendar days after the end of each calendar month, unaudited consolidated and consolidating financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners' equity as of the end of such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a certificate of its chief executive officer or chief financial officer stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Borrower is in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender.

(b) Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within fifteen (15) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (ii) all Medicare and Medicaid cost reports and other document and materials filed by or on behalf of Borrower and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of Borrower, (iii) any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for, or on behalf of, Borrower or any of its Subsidiaries, including, without limitation, (A) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (B) Medicaid or Medicare provider numbers and agreements, (C) state surveys pertaining to any healthcare facility operated or owned or leased by Borrower or any of its Affiliates or Subsidiaries, (D) participating agreements relating to medical plans, (iv) within thirty (30) calendar days after the end of each calendar month for such month, (A) a report of the

status of all payments, denials and appeals of all Medicaid and/or Medicare Accounts, (B) a sales and collection report (including credits issued) and accounts receivable and accounts payable aging schedule in a form satisfactory to Lender, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, and (C) a report of census and occupancy percentage, (v) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, and (vi) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time, including, but not limited to, periodic receivable aging reports, dilution analyses, origination reports and default/charge off reports.

(c) Notices. Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending litigation, suit, investigation, arbitration, formal dispute resolution proceeding or administrative proceeding brought against or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds Ten Thousand Dollars ($10,000), or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including without limitation, claims or disputes in the amount of Ten Thousand Dollars ($10,000) or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability outside the ordinary course of business, (viii) receipt of any notice by Borrower regarding termination of any executive manager of any facility owed, operated or leased by Borrower, and/or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.

(d) Consents. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion (as communicated to Borrower by written notice) for the protection of its Collateral and that are reasonably satisfactory to Lender with respect to the Loan Documents and the transactions contemplated thereby or any of the Collateral, including, without limitation, Landlord Waivers and Consents with respect to leases entered into

after the Closing Date (it being understood and agreed that Borrower need not deliver Landlord's Waivers and consents for any locations existing on the Closing Date).

(e) Operating Budget. If requested by Lender, Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not more than sixty (60) calendar days preceding the commencement of such fiscal year, consolidated and consolidating month by month projected operating budgets, annual projections, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month), in each case prepared in accordance with GAAP consistently applied with prior periods.

6.2 Payment of Obligation

Borrower shall make full and timely payment in cash of the principal of and interest on the Loans, Advances and all other Obligations when due and payable.

6.3 Conduct of Business and Maintenance of Existence and Assets

Borrower shall (i) engage principally in the same or similar lines of business substantially as heretofore conducted, (ii) collect its Accounts in the ordinary course of business, (iii) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (iv) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (v) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vi) remain in good standing and maintain operations in all jurisdictions in which currently located.

6.4 Compliance with Legal and Other Obligations

Borrower shall (i) substantially comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, (iv) maintain and comply with all Permits necessary to conduct its business, and (v) properly file all Medicaid/Medicare cost

reports except where the failure to comply with any of the foregoing provisions of this Section 6.4 would reasonably be expected to have a Material Adverse Effect.

6.5 Insurance

Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, medical malpractice and professional liability insurance, as applicable; (ii) maintain business interruption insurance, (iii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iv) maintain insurance under all applicable workers' compensation laws. All of the insurance polices referenced above shall be satisfactory in form and substance to Lender in its Permitted Discretion, and shall not permit alteration, amendment, modification or cancellation without thirty (30) Business Days prior written notice to Lender. Borrower agrees that it shall not alter, amend, modify or cancel its insurance policies without thirty (30) Business Days prior written notice to Lender provided that no such alteration, amendment, modification or cancellation, shall affect compliance with the requirements set forth in the preceding sentence. The insurance policies referenced in clauses (i) and (ii) shall name Lender as loss payee or as an additional insured thereunder.

6.6 True Books

Borrower shall (i) keep true, complete and accurate books of record and accounts in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7 Inspection; Period Audits

Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours, upon reasonable notice but not more than one time in any calendar quarter (provided that upon the occurrence and during the continuance of an Event of Default, there shall be no restrictions on the number of times that Lender may perform the activities described in this Section 6.7 nor shall Lender be required to give prior notice to Borrower), to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). At the completion of the audit, Borrower shall pay Lender an audit fee of $1,200 per auditor per day and Borrower shall reimburse Lender for all audit-related out-of-pocket expenses.

6.8 Further Assurances; Post Closing

At Borrower's cost and expense, Borrower shall (i) within five (5) Business Days after Lender's reasonable request, take such further actions, and duly execute and deliver such further agreements, assignments, instructions or documents and do such further acts and things as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the Loan Documents, and (ii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Documents or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person, including without limitation a Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

6.9 Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material Indebtedness, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as required by GAAP shall have been made.

6.10 Lien Terminations

If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11 Use of Proceeds

Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the third "WHEREAS" clause of this Agreement.

6.12 Collateral Documents; Security Interest in Collateral

Pursuant to Section 2.11, Lender has full power of attorney to execute, deliver, file, register and/or record in the name of Borrower and financing statements, schedules, assignments, instruments, and documents necessary to perfect Lender's security interest in or lien on any Collateral. If necessary or advisable beyond that power of attorney, and at the reasonable request of Lender upon reasonable notice, Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or deliver of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender's perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender's option, to file any or all of the foregoing) and (ii) defend the Collateral and Lender's perfected first priority Lien thereon against all claims and

demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable attorneys' fees and expenses) in connection with such defense, which may at Lender's discretion be added to the Obligations.

6.13 Right of First Refusal

If at any time Borrower receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an "Offer") which provides for any type of financing for the Borrower or any of its then current subsidiaries, Borrower shall notify Lender of the Offer in writing (including all material terms of the Offer) and Lender shall have thirty (30) calendar days after Receipt of such notice (the "Option Period") to agree to provide financing in the place of such Person upon terms and conditions no less favorable to such Borrower as set forth in the Offer, together with such additional terms as may generally be standard or reasonable in similar financings. Lender shall notify Borrower in writing of Lender's acceptance of the Offer pursuant hereto (the "Acceptance Notice"), in which case Borrower shall obtain such financing from Lender and shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Borrower may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the "Transaction"); provided, however, that none of foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer during the ninety (90) calendar day period following the expiration of the Option Period, Borrower shall not be permitted to consummate the Transaction without again complying with this Section 6.13. For purposes of this Section 6.13, "Lender" shall include Northern Healthcare Capital, LLC and any of its parents, subsidiaries or Affiliates.

6.14 Taxes and Other Charges

All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender's net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or facility fees or other fees payable hereunder or

changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

6.15 Payroll Agent

The Borrower shall at all times retain and use a payroll agent for purposes of processing, managing and paying Borrower's payroll, including all payroll tax payments required to be made under applicable tax laws and regulations. The payroll agent shall be a third party, independent of the Borrower, reasonably acceptable to Lender. The Borrower shall instruct the payroll agent to provide such reports directly to Lender as Lender may request from time to time reflecting payment of applicable payroll taxes and, in any event, such payroll agent shall deliver to Lender within ten (10) calendar days after the end of each calendar month a report of Borrower's payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

6.16 Brokers and Finders

Neither the Borrower nor any officer, director or employee of the Borrower has engaged, consented to or authorized any broker, investment banker or finder to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement. Borrower hereby indemnifies Lender from and against fees and expense of any broker, investment banker or finder with whom it has dealt in connection with the transactions contemplated hereby.

VII. NEGATIVE COVENANTS

The Borrower covenants and agrees that, until full performance and satisfaction, and payments in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

7.1 Financial Covenants

Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

7.2 Permitted Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, "Permitted Indebtedness"): (i) Indebtedness under the Loan

Documents, (ii) an Indebtedness set forth on Schedule 7.2, (iii) Capitalized Lease Obligations incurred after the Closing Date and secured only by the equipment being leased pursuant to such Capitalized Lease Obligations; (iv) Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount thereof outstanding at any time shall not exceed $50,000, (v) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender's rights and in form and substance satisfactory to Lender; (vi) accounts payable to trade creditors and current operating expenses; (vii) borrowings incurred in the ordinary course of business and not exceeding $5,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of the Lender's rights and in form and substance satisfactory to Lender; and (viii) any other Indebtedness that Lender may expressly consent to in writing prior to its incurrence, which consent shall be in the sole discretion of Lender. Notwithstanding the foregoing, Borrower shall incur no Indebtedness if the incurrence of such Indebtedness will, directly or indirectly, cause a Default or an Event of Default under this Agreement. Borrower shall not make prepayments on an existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

7.3 Permitted Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes, assessments or charges of Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP, (iii) (A) statutory Liens of landlords and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment in Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under governmental contracts, (v) purchase money Liens securing Indebtedness permitted under Section 7.2(iv), (vi) Liens necessary and desirable for the operation of such Person's business, provided Lender has consented to such Liens in writing before their creation and existence and the priority of such Liens and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Collateral and to the Obligations and all of the rights and

remedies of Lender, all in form and substance satisfactory to Lender in its sole discretion; and (vii) Liens disclosed on Schedule 7.3.

7.4 Investments, New Facilities or Collateral; Subsidiaries

Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture whether by merger, consolidation, outright purchase or otherwise, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefits of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) deposits to landlords and (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than such Subsidiaries existing at Closing.

7.5 Dividends; Redemptions

Borrower shall not (i) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock); (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement or any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its equity securities from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person's capacity as such, or (iv) make any payment of any management, or related or similar fee to any Person or with respect to any facility owned, operated or leased by Borrower. Notwithstanding the foregoing, Borrower shall not take any of the actions specified in this Section 7.5 if the taking of such action would, directly or indirectly, cause a Default or an Event of Default under this Agreement.

7.6 Transactions with Affiliates

Except as set forth on Schedule 7.6, Borrower shall not enter into or consummate any transactions of any kind with any of its Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors, officers or employees in the ordinary course of business, provided, that no payment of any bonus shall be permitted if an Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) distributions and dividends permitted pursuant to Section 7.5, (iii)

transactions with Lender or any Affiliate of Lender, and (iv) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power, provided, that notwithstanding the foregoing Borrower shall not enter into or consummate any transactions or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate.

7.7 Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

Borrower shall not (i) change its state of formation, or amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be materially adverse to Lender without five (5) days' notice to Lender, (ii) change its fiscal year, unless Borrower demonstrates to Lender's satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking to wind up, liquidate or dissolve or that would result in any of the foregoing, or (v) use any proceeds of any Advance for "purchasing" or "carrying" "margin stock" as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

7.8 Asset Sales

Borrower shall not directly or indirectly sell, convey, transfer, lease (that has the effect of a disposition) or otherwise dispose of (including, without limitation, any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person, in one transaction or a series of related transactions, any assets of the Borrower which constitute substantially all of an operating unit of the Borrower or any other assets (including without limitation intellectual property) of the Borrower outside of the ordinary course of business.

7.9 Management

Borrower shall not pay any compensation or other amounts to senior management of Borrower in excess of such amounts as are usual and customary for companies in similar businesses and of a similar size.

7.10 Truth of Statements

Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.11 IRS Form 8821

Borrower shall not materially alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1, hereof.

VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an "Event of Default:"

(a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason or acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c) Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Documents; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3 (i) and (ii), 6.9 and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default; provided that such fifteen (15) day grace period shall be extended with respect to any Event of Default with results from a determination by a Governmental Authority that any of Borrower's properties are not in substantial compliance with applicable regulatory requirements, but only to the extent that Borrower takes all appropriate action to correct such determination as required by such Governmental Authority during such extended grace period but in no event shall such extended grace period exceed the shorter of (x) the deadline for compliance established by such Governmental Authority or (y) 120 days after the occurrence of such noncompliance nor shall Borrower's failure to be in substantial compliance result in a Material Adverse Change.

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any material portion of the Collateral;

(e) one or more judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $10,000 individually or $25,000 in the aggregate at one time outstanding, which is/are not satisfied, stayed, bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;

(f) (i) any default occurs, which is not cured within any applicable grace period or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower or Guarantor in excess of $10,000, (y) in the performance, observance or fulfillment of any provision contained in any Agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such Default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Borrower or Guarantor is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) any Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefits of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or Guarantor or the whole or any substantial part of any such Person's properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Borrower or

Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Borrower or Guarantor or of the whole or any substantial part of any such Person's properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which such Borrower or Guarantor takes any action to indicate its approval of or consent to;

(i) (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, Material Adverse Change occurs, (iii) any Liability Event occurs which exceeds 20% of the amount of Availability, or (iv) any Borrower or Guarantor ceases any material portion of its business operations as currently conducted or (v) any Guarantor ceases to serve in its current capacity with Borrower, unless a replacement acceptable to Lender in its sole discretion is named prior to such Guarantor's departure;

(j) Lender receives any indication or evidence that any Borrower or Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender's judgment, might result in forfeiture of any property to an Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender;

(k) Any Borrower or Guarantor or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of Collateral; or

(l) The issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment for in any one instance or in the aggregate an amount of $10,000 or more against any Borrower or Guarantor or any of their property or assets.

then, and in any such event, notwithstanding any other provision of any Loan Documents, Lender may by notice to Borrower (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) declare all or any of the Revolving Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section VIII(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section VIII(d), there shall be a three (3) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or any event, fact or circumstance constituting or resulting in any of the foregoing, and

(B) the time at which such Person or any officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX. RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as the Borrower might exercise (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), (v) collect and send notices regarding the Collateral with or without judicial process, (vi) at Borrower's expense, require that all or any part of the Collateral be assembled and made available to Lender at any reasonable place designated by Lender, (vii) reduce or otherwise change the Facility Cap, and/or (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its Permitted Discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any Obligations; (iii) discharge taxes or liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b) Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is

hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2 Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all reasonable out-of-pocket costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or deliver and of conducting Borrower's business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein, (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3 Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower to the extent necessary to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. Borrower waives any right to require a bond to be posted by or on behalf of any such receiver.

9.4 Rights and Remedies not Exclusive

Lender shall have the right in accordance with the terms hereof, in its Permitted Discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender's rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral, whether or not payable by a Medicaid/Medicare Account Debtor. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonable believes to have been given or made by a person authorized on Borrower's behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender's action based upon such request or other communication, absent manifest error.

10.2 Delay; No Waiver or Defaults

No course of action or dealing, renewal, release or extension of any provisions of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender's part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender's claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4 Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employee or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender's counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.

XI. EFFECTIVE DATE AND TERMINATION

11.1 Effectiveness and Termination

Subject to Lender's right to terminate and cease making Advances upon the occurrence and during the continuance of an Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made), unless terminated sooner as provided in this <u>Section 11.1</u>. Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days' prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made) on or prior to such 30th calendar day after Receipt by Lender of such written notice. All of the Obligations (other than indemnity obligations with respect to which no claim has been made) shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the "Termination Date"); <u>provided</u>, <u>that</u>, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the thirty (30) calendar days' prior written

notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations with respect to which no claim has been made) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower's borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than indemnity obligations with respect to which no claim has been made) have been fully performed and indefeasibly paid in full in cash.

11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations (other than indemnity obligations with respect to which no claim has been made) are fully performed and indefeasibly paid in full in cash. Notwithstanding the foregoing sentence of this Section 11.2, the obligations and provisions of Sections 3.5, 3.6, 10.1, 11.1, 11.2, 12.1, 12.4, 12.7 and 12.11 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII. MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions: provided, however, if any provision(s) of any Loan Document would violate or have the effect of violating the laws of the State of New York but not the laws of the State of Georgia then, with respect to such provision(s), the laws of the State of Georgia shall apply. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Documents or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each of Borrower and Lender (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5, hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in New York, that Lender has accepted in New York the Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or

state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

12.2 Successors and Assigns; Participants; New Lenders

The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of any Revolving Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or Guarantor. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person's duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A "TRANSFEREE"). Each Transferee shall have all of the rights and benefits with respect to the Obligations, Revolving Note, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated, therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Notwithstanding any other provision of a Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

12.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as of such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order, as Lender shall decide in its Permitted Discretion.

12.4 Indemnity

Borrower shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns,

accountants and attorneys (collectively, the "Indemnified Persons") from and against any and all liability, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses and disbursements of any kind of nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and reasonable in-house documentation and diligence fees and reasonable legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing (i) arises out of the gross negligence or willful misconduct of any Indemnified Person or (ii) arises out of a dispute between or among any Indemnified Persons. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Indemnified Person in its Permitted Discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower's consent which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may in its reasonable discretion, take such actions, as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "Insured Event"), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower's insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

12.5 Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a "Receipt"): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable. Any notice or request under any Loan Document or otherwise pursuant to any applicable law which is given to one Borrower will be deemed to be notice (or, if applicable, a request) to each Borrower.

12.6 Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7 Expenses

Borrower shall pay, whether or not the Closing occurs, all usual and customary costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording reasonable professional and filing fees and expenses and all other actual out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and audit expenses), and reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instruments (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender's Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender's transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument and/or (viii) in connection with all actions, visits, audits and inspections undertaken by Lender or its Affiliates pursuant to the Loan Documents, subject to the provisions of Section 6.7 hereof. All of the foregoing shall be charged to Borrower's account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its Permitted Discretion for the work performed. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of any Revolving Note and the filing and/or recording of any documents and/or financing statements.

12.8 Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9 Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

12.10 Confidentiality and Publicity

Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Documents to any Person (other than to Borrower's advisors and officers on a need-to-know basis) without Lender's prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use Lender's name (or the name of any of Lender's Affiliates) in connection with any of its business operations. Nothing contained in any Loan Documents is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes to the extent such information is publicly available and, if not publicly available, with Borrower's prior approval and (ii) use Borrower's or any Guarantor's name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11 Release of Lender

Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the "Releasing Parties"), (i) hereby fully and completely

releases and forever discharges the Indemnified Persons and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the "Released Parties"), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing and (ii) by acceptance of each Advance hereunder fully and completely releases and forever discharges the Released Parties, of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date such Advance. Borrower acknowledges that the foregoing release is a material inducement to Lender's decision to extend to Borrower the financial accommodations hereunder and will be relied upon by Lender in making the Advances.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

MEDICAL INFUSION TECHNOLOGIES, INC.
and
MIT AMBULATORY CARE CENTER, LLC

By: ______________________________

Name: William C. Parker
Title: President

Address for Notice:

Medical Infusion Technologies, Inc.
115 Echols Street
Savannah, GA 31406

Attention: Howard Shindell

Telephone: [ ]
Fax: (888) 692-1162
Email: [ ]

NORTHERN HEALTHCARE CAPITAL, LLC

By: ______________________________

Name: Timothy Peters
Title: Member

Address for Notice:
Northern Healthcare Capital, LLC
333 Seventh Avenue, 3rd Floor
New York, NY 10001

Telephone: (212) 494-9039
Fax: (646) 219-2252
Email: tpeters@nhcapital.com

EXHIBITS

Exhibit A	-	Borrowing Certificate

SCHEDULES

Schedule 2.4	-	Borrower's Deposit Accounts
Schedule 5.2	-	Required Consents
Schedule 5.3	-	Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures
Schedule 5.4	-	Liens; Real and Personal Property Owned or Leased; Leases
Schedule 5.5	-	Defaults; Service Fees; Managers
Schedule 5.6	-	Litigation
Schedule 5.8	-	Taxes
Schedule 5.11	-	Intellectual Property
Schedule 5.15	-	Existing Indebtedness
Schedule 5.16	-	Shareholder Agreements
Schedule 5.17	-	Insurance
Schedule 5.18A	-	Corporate Names
Schedule 5.18B	-	Places of Business
Schedule 7.2	-	Permitted Indebtedness
Schedule 7.3	-	Liens
Schedule 7.6	-	Transactions with Affiliates

ANNEX I

FINANCIAL COVENANTS

1) **Minimum EBITDA**

At no time shall Borrower (on a consolidated basis) permit its EBITDA for the Test Period ending on the date of such determination to be less than [$].

2) **Indebtedness to Tangible Net Worth Ratio**

At Closing and the making of the Initial Advance, the Indebtedness to Tangible Net Worth Ratio shall be not less than [ ] to 1. At the end of each fiscal quarter thereafter, the Indebtedness to Tangible Net Worth Ratio shall not be less than [ ] to 1.

3) **A/R Turnover Rate**

[The amount calculated by dividing (A) the product of the aggregate of all funds received in the Lockbox Accounts with respect to Eligible Receivables during each calendar quarter, multiplied by 4, by (B) the outstanding balance of Eligible Receivables as of the last Business Day of such calendar quarter, shall not be less than __[4]___.] – or – [The amount calculated by dividing (A) 365 by (B) the result achieved by dividing (i) the product of the aggregate of all collections received by the Borrower with respect to all services rendered and goods sold during each calendar quarter, multiplied by 4, by (ii) the outstanding balance of all of the Borrower's uncollected receivables as of the last Business Day of such calendar quarter, shall not be less than __[90]___.]

[4) **Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)**

At Closing and the making of the Initial Advance, the Fixed Charge Coverage Ratio shall be not less than [ ] to 1. At the end of each fiscal quarter thereafter, the Fixed Charge Ratio shall not be less than [ ] to 1.]

[5) **Senior Leverage Ratio**

Borrower's Senior Leverage Ratio shall not be greater than:

- [________] to 1 for the calendar quarters ending on [________________]

[6) **Minimum Tangible Net Worth**

At no time shall Borrower (on a consolidated basis) permit its Tangible Net Worth for the Test Period ending on the date of such determination to be less than $.]

[7) **Current Ratio**

At no time after the delivery of the December 31, 2006 financial statements pursuant to Section 6.1 of the Agreement shall either Borrower's ratio of current assets (determined in accordance with generally accepted accounting principles) to current liabilities (also determined in accordance with generally accepted accounting principles) be less than such ratio is determined to be based on based on the Borrower's consolidated December 31, 2006 financial statements.][At Closing and the making of the Initial Advance, the Borrower's ratio of current assets (determined in accordance with generally accepted accounting principles) to current liabilities (also determined in accordance with generally accepted accounting principles) shall not be less than ______ to 1.]

[8) **A/R Collection Rate**

The total amount collected with respect to the Borrower's Eligible Receivables in any month shall not be less than the average monthly collections for the Test Period ending on the date of such determination.]

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

[For senior leverage ratio purposes: "Distributions" shall mean (a) dividends or other distributions on capital stock or other equity interest of the Borrower, (b) redemption, repurchase or acquisition of such stock or equity interests or of warrants, rights or other options to purchase such stock or other equity interests, and (c) loans made to any shareholders, officers, directors or Affiliates of the Borrower.]

"EBITDA" shall mean, for any Test Period, the sum, without duplication, of the following, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, and (f) loss from any sale of assets other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.

["Fixed Charge Coverage Ratio" shall mean, for Holdings on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.]

["Fixed Charges" shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures and (c) Capitalized Lease Obligations.]

"Indebtedness to Tangible Net Worth Ratio" means Indebtedness divided by Tangible Net Worth.

"Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, intellectual property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income, prepaid expenses, restricted funds, investments in Subsidiaries, intercompany receivables and accumulated depreciation.

"Interest Expense" shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

"Net Income" shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person's assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any Affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

["Senior Leverage Ratio" shall mean the ratio of the Obligations to the sum of EBITDA plus management fees paid plus Distributions.]

"Tangible Net Worth" shall mean total assets (as determined in accordance with GAAP), less Intangible Assets, less total liabilities (determined in accordance with GAAP).

"Test Period" shall mean the twelve most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

EXHIBIT A

BORROWING CERTIFICATE
Dated as of [1, 2007]

MEDICAL INFUSION TECHNOLOGIES, a Georgia corporation, and MIT AMBULATORY CARE CENTER, LLC, a Delaware limited liability company doing business as "MIT Ambulatory Care Center" (together, the "Borrower"), by the undersigned duly authorized officer, hereby certify to Lender in accordance with the Credit and Security Agreement dated as of April 1, 2007, between Borrower and Northern Healthcare Capital, LLC ("Lender") (as amended, supplemented or modified from time to time, the "Loan Agreement;" all capitalized terms not defined herein have the meanings given them in the Loan Agreement) and other Loan Documents that:

A. Borrowing Base and Compliance

Pursuant to the Security Documents, Lender has been granted a lien on all Accounts of Borrower. The amounts, calculations and representations set forth below and on Schedule 1 are true and correct in all respects and were determined in accordance with the Loan Agreement and GAAP. All of the Accounts referred to (other than those entered as ineligible on Schedule 1) are Eligible Receivables. Attached are reports with detailed aging and categorizing of Borrower's accounts receivable and payables and supporting documentation with respect to the amounts, calculation and representations set forth on Schedule 1, all as reasonably requested by Lender pursuant to the Loan Agreement.

B. Borrowing Notice *(to be completed and effective only if Borrower is requesting an Advance)*

(1) In accordance with Sections 2.4 and 4.2(a) of the Loan Agreement, Borrower hereby irrevocably requests from Lender an Advance under the Revolving Facility pursuant to the Loan Agreement in the aggregate principal amount of $____________ ("Requested Advance") to be made on ____________________ (the "Borrowing Date"), which day is a Business Day.

(2) Immediately after giving effect to the Requested Advance, the aggregate outstanding principal amount of Advances will not exceed the lesser of (i) the Availability and (ii) Facility Cap.

(3) Borrower certifies to Lender as of the applicable Borrowing Date (i) to the solvency of Borrower after giving effect to the Requested Advance and the transactions contemplated by the Loan Agreement and the other Loan Documents, and (ii) as to Borrower's financial resources and ability to meet its respective obligations and liabilities as they become due, to the effect that as of the applicable Borrowing Date and after giving effect to the Requested Advance and the transactions contemplated by the Loan Agreement and the other Loan Documents:

(a) the assets of the Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower; and

(b) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower.

(4) Attached hereto are all consents approvals and agreements from third parties necessary or desirable with respect to the requested Advance.

C. General Certifications

Borrower further certifies to Lender that: (a) the certifications, representations, calculations and statements herein will be true and correct as of the date hereof, and on the Borrowing Date (if applicable); (b) all conditions and provisions of Section 4.2 and, if applicable, Section 4.1, of the Loan Agreement are as of the date hereof, and will be as of the Borrowing Date (if applicable), fully satisfied, including, without limitation, receipt by Lender of all fees, charges and expenses payable to Lender on or prior to such Borrowing Date pursuant to the Loan Documents; (c) Borrower has paid all payroll taxes through the payroll period ended ____________; (d) Borrower's last state survey was performed on ______________ and Borrower is in substantial compliance with all material regulatory provisions; and (e) no Medicaid or Medicare recoupments and/or recoupments of any third-party payor are being sought, requested or claimed, or, to Borrower's knowledge, threatened against Borrower or Borrower's affiliates except the following amounts: Medicare ________________; Medicaid ______________, Third-Party Payor __________________.

Each of the representation and warranties made by Borrower in or pursuant to the Loan Agreement are accurate in all material respects on and as of the date hereof as if made on and as of the date hereof, before and after giving effect to the advance requested hereby. No Default or Event of Default has occurred or is continuing or will exist after giving effect to the advance requested hereby.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first written above.

MEDICAL INFUSION TECHNOLOGIES, INC.
and
MIT AMBULATORY CARE CENTER, LLC

Prepared by:

____
Name: ________________________
Title: ________________________

Approved by:

____
Name:
Title:

SCHEDULE 1 TO BORROWING CERTIFICATE
UNDER
CREDIT AND SECURITY AGREEMENT FOR
MEDICAL INFUSION TECHNOLOGIES, INC.
and
MIT AMBULATORY CARE CENTER, LLC

A	Section A: A/R Availability	Medicare	Medicaid	Insurance	Private Pay	Total
1	Beginning A/R (from prev. certificate)					-
2	(+) Sales (New Collateral)					-
3	(+/-) Debit/Credit Memos					-
4	(+/-) Adjustments					-
5	(-) Posted A/R Collections					-
6	Ending A/R (Date ____________)					-
7	Ineligible Receivables (A)					-
8	Eligible A/R					-
9	Liquidity Factor					-
10	Not Eligible A/R					-
11	(-) Unposted A/R Collections					-
12	Adjusted Net A/R Availability					-
13	Advance Rate					85%
14	A/R Availability					-

B	Section B: Gross Availability	
		-
1	A/R Availability	-
2	(+) Approved Overadvance	-
3	(-) Reserves	-
4	Collateral Availability	-
5	Facility Cap	-
6	Gross Availability (lesser of Collateral Availability and Facility Cap)	-

C	Section C: Revolving Loan	
		-
1	Beginning Loan Balance (from previous borrowing certificate)	-
2	(-) Net A/R Collections (Attach reconciliation to Lines A5 and A11)	-
3	(-) Net Non-A/R Collections (Attach supporting detail)	-
4	(+/-) Adjustments (Attach supporting detail)	-
5	(+) Advance Request	-
6	Ending Loan Balance	-
7	Net Availability (Gross Availability less Ending Loan Balance)	-

(A) Attach a supporting schedule showing all Receivables that are not Eligible Receivables pursuant to the definitions in the Loan Agreement. If there is any discrepancy between the definition of Eligible Receivables as set forth in the Loan Agreement and any of the information set forth in this certificate, Schedule 1 or any supporting documentation, the provisions of the Loan Agreement shall control.

SCHEDULE 2.4

Borrower's Deposit Accounts

SCHEDULE 5.2

Required Consents

SCHEDULE 5.3

Subsidiaries, Capitalization and Ownership Interests

The Borrower has [no] [the following] subsidiaries.

The authorized and issued capitalization of Borrower and each subsidiary is as follows:

The number and class of equity securities issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing)

SCHEDULE 5.4

Liens; Real and Personal Property Owned or Leased; Leases

SCHEDULE 5.5

Defaults; Service Fees; Managers

SCHEDULE 5.6

Litigation

SCHEDULE 5.8

Taxes

SCHEDULE 5.11

Intellectual Property

SCHEDULE 5.15

Existing Indebtedness

SCHEDULE 5.16

Shareholder Agreements

SCHEDULE 5.17

Insurance

SCHEDULE 5.18A

Corporate Names

SCHEDULE 5.18B

Places of Business

SCHEDULE 7.2

Permitted Indebtedness

SCHEDULE 7.3

Liens

SCHEDULE 7.6

Transactions with Affiliates